Exhibit 99.1

3003 Tasman Drive Santa Clara, CA  95054

For release at 3:00 P.M. (PST)	Contact:
February 4, 2004
Lisa Bertolet Investment Relations (408) 654-7282

Meghan O’Leary Public Relations (415) 512-4263

NASDAQ: SIVB

SILICON VALLEY BANCSHARES ANNOUNCES MANAGEMENT CHANGE

SANTA CLARA, Calif. — February 4, 2004 — Silicon Valley Bancshares announced today that James L. Kochman, president and CEO of the company’s investment banking subsidiary, Alliant Partners, will step down as head of Alliant, effective today.  To ensure a seamless transition for current clients, Kochman will continue to provide leadership and support on active engagements.

“Although this was a difficult decision for me, I believe that Alliant Partners is entering a new stage of its life, and the time is right for me to move on,” said Kochman.  “I am tremendously proud of what we’ve accomplished since our founding, and I have complete confidence that Alliant will continue to flourish as part of Silicon Valley Bancshares.”

Until a permanent replacement for Kochman is identified, an executive committee of Alliant Managing Directors will oversee Alliant.  Alliant Partners offers merger and acquisition, private placement and strategic alliance advisory, in addition to valuations and fairness opinions.

About Silicon Valley Bancshares

For 20 years, Silicon Valley Bancshares, a financial holding company offering diversified financial services, has provided innovative solutions to help entrepreneurs succeed. The company’s principal subsidiary, Silicon Valley Bank, serves emerging growth and mature companies in the technology, life science, private equity and premium wine industries. Headquartered in Santa Clara, Calif., the company offers its clients financial products and services including commercial, investment, merchant and private banking, as well as value-add services using its knowledge and networks. Merger, acquisition and corporate partnering services are provided through the company’s investment banking subsidiary, Alliant Partners.  More information can be found at www.svb.com.

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